CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (No. 333-255394) (the “Registration Statement”) of our report dated April 2, 2021 relating to the statutory financial statements of Allianz Life Insurance Company of North America and consent to the use in the Registration Statement of our report dated March 29, 2021 relating to the financial statements of each of the subaccounts of Allianz Life Variable Account B of Allianz Life Insurance Company of North America indicated in our report. We also consent to the references to us under the headings “Financial Statements” and “Statutory Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
August 4, 2021